UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 10, 2016
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FIRST NBC BANK HOLDING COMPANY
(Exact name of registrant as specified in its charter)
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Louisiana	001-35915	14-1985604
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

210 Baronne Street New Orleans, Louisiana	70112
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (504) 566-8000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 10, 2016, First NBC Bank (the “Bank”), the wholly-owned banking subsidiary of First NBC Bank Holding Company (the “Company”), entered into a Consent Order with the Federal Deposit Insurance Corporation (“FDIC”) and the Louisiana Office of Financial Institutions (“OFI”). Under the order, the Bank has agreed, among other things, to: review the Bank's management, its loan review and problem loan identification processes, and its loan portfolio policy and procedures; formulate a strategic plan (including a plan to sustain adequate liquidity), a plan to reduce classified assets, a capital plan to meet and maintain certain minimum capital levels and a profit and budget plan; enhance internal controls; and hold additional on-balance sheet liquidity. The Bank is required to submit these plans, policies and procedures to the FDIC and Louisiana OFI for a written determination that they have no supervisory objection to them. Upon receipt of a no supervisory objection determination from the FDIC and Louisiana OFI, the Bank is required to implement and ensure adherence to the plans, policies and procedures. With respect to liquidity, in addition to the submission of a liquidity plan, the order requires the Bank to enhance its on-balance sheet liquidity on a near-term basis to achieve certain progressively higher benchmarks, including as a percentage of total deposits and total liabilities. With respect to capital, the order requires the Bank to submit a plan to achieve and maintain a Tier 1 Leverage Capital ratio equal to or greater than 10 percent of the Bank’s Average Total Assets, a Tier 1 Risk-Based Capital ratio equal to or greater than 13 percent of the Bank’s Total Risk-Weighted Assets, and a Total Risk-Based Capital ratio equal to or greater than 15 percent of the Bank’s Total Risk Weighted Assets. The order contains deadlines by which the Bank has agreed to achieve certain deliverables.  The order will continue until modified or terminated by the FDIC and the Louisiana OFI.
On November 17, 2015, the Company issued a press release announcing the Consent Order. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 15, 2016, the Company received a notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) stating that because the Company had yet not filed its Quarterly Report on Form 10-Q for the period ended September 30, 2016, it is not in compliance with Nasdaq Listing Rule 5250(c)(1).  Nasdaq Listing Rule 5250(c)(1) requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission. The Company had previously announced that its quarterly report would be delayed as a result of the time needed for the Company to complete the engagement of its new auditor and for the new auditor to complete its review of the Company’s quarterly financial statements.
The Notice states that the Company has until January 17, 2017 to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rules.  If Nasdaq accepts the Company’s plan, then Nasdaq may grant the Company up to 180 calendar days from the prescribed due date for filing the Form 10-Q to regain compliance.  If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel. The Company expects to cure the deficiency or file a plan to regain compliance within the period provided under Nasdaq Listing Rules.
On November 17, 2015, the Company issued a press release announcing its receipt of the Notice. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release, dated November 17, 2016, announcing the Consent Order and the Company's receipt of the Notice.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: November 17, 2016

FIRST NBC BANK HOLDING COMPANY
By:	/s/ Ashton J. Ryan, Jr.
Ashton J. Ryan, Jr. Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated November 17, 2016, announcing the Consent Order and the Company's receipt of the Notice.